Exhibit 10.1

January 29, 2010

Mr. J. Harold Williams

Linscomb & Williams, Inc.

1400 Post Oak Boulevard

Suite 1000

Houston, Texas 77056

Dear Mr. Williams:

As we have discussed, Encore Bancshares, Inc. (“Encore”) considers your continued employment in the position of President and Chief Executive Officer with its subsidiary, Linscomb & Williams, Inc. (“L&W”, which together with any successors to L&W, shall be referred to herein as the “Employing Entity”), vital to protecting and enhancing the best interests of Encore and its shareholders. In this connection, Encore recognizes that the possibility of a Change in Control in the future would result in uncertainty, which may result in the departure or distraction of management personnel to the detriment of Encore and its shareholders. Accordingly, Encore’s Board of Directors (the “Encore Board”) has determined that appropriate steps should be taken to encourage the continued attention and dedication of members of Encore’s management, including you, to their assigned duties without distraction in the face of the potentially disturbing circumstances arising from the possibility of a Change in Control of Encore.

A part of protecting Encore’s interest is also ensuring the protection of its confidential information, and ability to compete in the particular market that L&W served prior to the purchase. You have recognized that you have unique, confidential and proprietary information that you would be unable to keep confidential if employed in a competing business immediately upon your leaving Encore’s employ.

Thus, in consideration of your agreements contained herein, this Agreement sets forth certain benefits which Encore agrees will be provided to you upon your agreement to become an employee, and in the event of, among other things, a “Change in Control” of Encore (as defined in Section 3 hereof) under the circumstances described below.

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1. SALARY AND BENEFITS. During the term of your employment, your base salary will be $29,166.67 per month, less any applicable statutory deductions or withholding, which will be paid in accordance with the Employing Entity’s normal payroll practices. Your salary will be reevaluated by Encore from time to time, and may be increased at Encore’s discretion. You will be eligible to participate in any and all savings, retirement, profit sharing, pension, equity incentive, stock option, employee stock ownership, supplemental executive retirement and other employee benefit plans, programs, arrangements and policies that are made available by Encore to its employees in positions comparable to yours, in accordance with applicable plan documents and Encore’s policies. You will be eligible for a bonus payment with respect to each calendar year during the Term for which you do not qualify as a covered employee subject to the CPP Requirements (as defined in Section 17 hereof), but only if L&W’s Return on Capital (as defined in Schedule A) for a given calendar year equals or exceeds 6% as indicated in Schedule A attached hereto. If you are eligible for a bonus payment, the bonus amount will be equal to a percentage of your annual base salary, determined based on the Return of Capital as indicated in the L&W Incentive Compensation Schedule attached to Schedule A as Exhibit A. Such bonus amount shall be paid in the form of a lump-sum payment during the calendar year immediately following the calendar year to which it relates. Further, for any calendar year in which you do qualify as a covered employee subject to the CPP Requirements, your base salary will be increased to an amount to be determined by the Encore Board; provided, however, that such amount shall be no less than $42,916.67 per month, less any applicable statutory deductions or withholding.

2. TERM. This Agreement shall have an initial term beginning on December 31, 2009 and shall expire on December 31, 2014 (the “Term”), assuming there has been no Change in Control; provided, however, that the Term shall be automatically extended for successive periods of one (1) year on a continuing basis unless either party shall give written notice of intention not to so extend at least ninety (90) days prior to the end of the initial Term or any renewal period.

3. CHANGE IN CONTROL. For purposes of this Agreement, “Change in Control” of Encore means the occurrence of any of the following events: (i) Encore shall not be the surviving entity in any merger, consolidation or other reorganization (or survives only as a subsidiary of an entity other than a previously wholly-owned subsidiary of Encore); (ii) Encore’s subsidiary bank is merged or consolidated into, or otherwise acquired by, an entity other than a wholly-owned subsidiary of Encore; (iii) Encore sells, leases or exchanges all or substantially all of its assets to any other person or entity (other than a wholly-owned subsidiary of Encore); (iv) Encore is to be dissolved and liquidated; (v) any person or entity, including a “group” as contemplated by Section 13(d)(3) of the

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Securities Exchange Act of 1934, as amended (“1934 Act”), acquires or gains ownership or control (including, without limitation, power to vote or control the voting) of more than 50% of the outstanding shares of Encore’s voting stock (based upon voting power); or (vi) as a result of or in connection with a contested election of directors, the persons who were directors of Encore before such election shall cease to constitute a majority of the Encore Board. Notwithstanding anything herein to the contrary, only to the extent necessary to comply with Section 409A of the Code, a Change in Control shall occur only to the extent that the definition of “Change in Control” set forth above may be interpreted to be consistent with Section 409A(a)(2)(A)(v) of the Code and the applicable Internal Revenue Service and Treasury Department regulations thereunder.

4. TERMINATION OF EMPLOYMENT.

(i) Disability. If, as a result of your incapacity due to physical or mental illness, you shall have been unable for more than five (5) consecutive calendar months at any time after the execution of this Agreement to perform your essential duties with Encore or the Employing Entity, with or without a reasonable accommodation, and within thirty (30) days after written notice of termination is given you shall not have returned to the performance of your essential duties, with or without an accommodation, Encore may terminate your employment for “Disability.” The determination of whether you are disabled shall be made by reference to the definition of disability under Encore’s long-term disability insurance plan for employees and the determination of the insurance carrier regarding the existence of disability shall be determinative.

(ii) Retirement. Termination of your employment based on “Retirement” shall mean your voluntary termination of employment after attaining your “Normal Retirement Date.” “Normal Retirement Date” as used herein shall be the first day of the first calendar month following the calendar month in which you reach age (a) 55 with at least three (3) years of service, or (b) age 65. Early retirement initiated by Encore shall be treated as a dismissal and not a voluntary early retirement. Your voluntary termination of employment for “Good Reason” as set forth in paragraph (iv) below after attaining your Normal Retirement Date shall not be a termination of your employment based on Retirement, but shall be a “Good Reason” termination of your employment.

(iii) Cause. Termination of your employment by Encore for “Cause” shall mean termination upon (A) the willful and continued failure by you substantially to perform your duties (other than any such failure resulting from your incapacity due to physical or mental illness), after a demand for substantial

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performance is delivered to you by the Chairman of the Board or the Chief Executive Officer of Encore which specifically identifies the manner in which it is believed that you have not substantially performed your duties, and a reasonable period of opportunity for such substantial performance is provided, or (B) the willful engaging by you in misconduct materially and demonstrably injurious to Encore or L&W. For purposes of this paragraph, no act, or failure to act, on your part shall be considered “willful” unless done, or omitted to be done, by you not in good faith and without reasonable belief that your action or omission was in the best interest of Encore. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Encore Board or by the Board of Directors of the Employing Entity or based upon the advice of counsel for Encore shall be conclusively presumed to be done, or omitted to be done, by you in good faith and in the best interest of Encore. Notwithstanding the foregoing, you shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to you a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Encore Board at a meeting of the Encore Board called and held for that purpose (after reasonable notice to you and an opportunity for you, together with your counsel, to be heard before the Encore Board), finding that in the good faith opinion of the Encore Board you were guilty of conduct set forth above in clauses (A) or (B) in this paragraph and specifying the particulars thereof in detail.

(iv) Good Reason. “Good Reason” for you to terminate your employment shall exist if any of the following events shall occur:

(A) An adverse change in your status or positions(s) as an executive or other key employee of Encore or of the Employing Entity, without your prior written consent, including, without limitation, any adverse change in your status or position as a result of a diminution in your duties or responsibilities or a change in your business location of more than fifty (50) miles or the assignment to you of any duties or responsibilities which, in your reasonable judgment, are inconsistent with such status or position(s), or any removal of you from or any failure to reappoint or reelect you to such position(s) (except in connection with or as a result of the termination of your employment for Cause or Disability or as a result of your death or by you other than for Good Reason);

(B) A material reduction in the number of vacation days to which you are then entitled under Encore’s vacation policy; provided that the reduction in the number of vacation days is not materially dissimilar to

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the reduction in the number of vacation days provided to similarly situated employees and does not occur within a period of six months prior to a Change in Control or two years after a Change in Control;

(C) The taking of any action by Encore or the Employing Entity (including the elimination of a plan without providing substitutes therefor, the reduction of your awards under any benefits plan, or the failure to replicate a plan, such as an annual bonus plan, that by its terms is time limited and is of a type that it has been Encore’s practice to replace with a similar plan from time to time), that would materially diminish the aggregate projected value of your awards under any bonus, stock option or other management incentive plans in which you were participating at the time of such reduction;

(D) The taking of any action by Encore or the Employing Entity that would materially diminish the aggregate value of the benefits provided you under Encore’s medical, health, dental, accident, disability, life or other insurance, stock purchase or retirement plans in which you were participating at the time of such change by Encore; provided that the diminution in the aggregate value of benefits is not materially dissimilar to the diminution in the aggregate value of such benefits provided to similarly situated employees and does not occur within a period of six months prior to a Change in Control or two years after a Change in Control; or

(E) A failure by any successor (as hereinafter defined) to provide the assumption and acknowledgement of this Agreement contemplated by Section 9 hereof;

provided, however, that Good Reason shall not be deemed to exist, if any of the events described in this Section 4(iv) occur solely from any limitations or restrictions on such benefits, plans or awards as may be required pursuant to the EESA and/or the CPP Guidance as set forth in Section 17 hereof or from any reduction in base salary contemplated by this Agreement.

(v) Termination Not For Cause, Unrelated to Change of Control. During the term of this agreement, Encore may terminate your employment for any reason other than Disability or Cause, by giving you thirty days written notice. If your termination is unrelated to a Change in Control, you shall receive benefits as set forth in Section 6 of this Agreement. If your termination is related to a

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Change in Control, as described in Section 7 of this Agreement, you shall receive benefits as set forth in Section 7 of this Agreement.

(vi) Resignation. During the term of this agreement, you may resign from employment for other than Good Reason or Retirement, by giving thirty days written notice to Encore. Notwithstanding the foregoing, in the event a tender offer or exchange offer is commenced by any person, group or entity (“Person”) which, if successfully consummated, will result in such Person being the beneficial owner of more than 10% of the combined voting power of Encore’s Voting Securities, including shares of Common Stock of Encore, you agree that you will not voluntarily leave the employ of Encore or the Employing Entity (other than as a result of Disability or upon Normal Retirement) and will render the services contemplated in this Agreement until such tender offer or exchange offer has been abandoned or terminated or a Change in Control of Encore has occurred.

(vii) Notice of Termination. Any termination by Encore or by you pursuant to paragraphs (i) through (vi) above shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a notice specifying the termination provision in this Agreement relied upon and setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment under the provision so specified.

(viii) Date of Termination. “Date of Termination” shall mean (A) if your employment is terminated for Disability, thirty (30) days after Notice of Termination is given (provided that you shall not have returned to the performance of your duties on a full-time basis during such thirty (30) day period); (B) if you terminate your employment pursuant to paragraph (iv) or (vi) above, the date specified in the Notice of Termination; (C) if your employment is terminated for death or Retirement, the date of your death or Retirement; and (E) if your employment is terminated for any other reason, the date on which Notice of Termination is given.

5. RIGHTS AND OBLIGATIONS DURING DISABILITY. During any period that you fail to perform your duties hereunder as a result of incapacity due to physical or mental illness, you shall continue to receive your full base salary at the rate then in effect to be payable in accordance with the Employing Entity’s normal payroll practices, and any time of service for vesting purposes under any plan shall continue to accrue during such period of incapacity until and if your employment is terminated pursuant to Section 4(i) hereof (and for any longer period as may be provided under applicable plans).

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6. RIGHTS AND OBLIGATIONS UPON TERMINATION NOT RELATED TO A CHANGE IN CONTROL. If your employment is terminated pursuant to Section 4(i), 4(ii), 4(iii) or 4(vi), Encore shall pay you, or shall cause to be paid to you, your full base salary and accrued vacation pay through the Date of Termination at the rate in effect at the time Notice of Termination is given plus any benefits or awards (including both the cash and stock components) which pursuant to the terms of any plans have been earned or become payable, but which have not yet been paid to you, and shall have no further obligations to you under this Agreement. All payments to be made pursuant to the prior sentence shall be paid in the form of a lump-sum payment no later than 30 days following the date of termination of employment; provided, however, that you shall have no right to designate the taxable year that such payments will be made. If your employment is terminated pursuant to Section 4(iv) or 4(v), Encore shall pay you, or shall cause to be paid to you, your full base salary and accrued vacation pay through the remainder of the Term of this Agreement at the rate in effect at the time Notice of Termination is given commencing on the payroll period following the Date of Termination in accordance with the Employing Entity’s normal payroll practices plus any benefits or awards (including both the cash and stock components) which pursuant to the terms of any plans have been earned or become payable (and shall be payable at the time and in the form set forth in such plans), but which have not yet been paid to you, and continued participation, with premiums paid by Encore, in all life, medical, dental and prescription drug insurance plans, programs or arrangements in which you were entitled to participate prior to the Notice of Termination, until the expiration of the Term or you begin full-time employment with a new employer; provided, however, that to the extent required by Section 409A of the Code with respect to the benefits provided by Encore or the Employing Entity with respect to the continued participation in such life, medical, dental and prescription drug insurance plans, programs or arrangements: (1) the amount of expenses eligible for reimbursement or to be provided as an in-kind benefit under this Agreement during the calendar year may not affect the expenses eligible for reimbursement or to be provided as an in-kind benefit in any other calendar year, and (2) the right to reimbursement or in-kind benefits under this Agreement shall not be subject to liquidation or exchange for another benefit. With respect to all benefits under this Section 6 provided in the form of a reimbursement, you must provide the appropriate documentation in support of the expenses to Encore no later than November 15th of the calendar year following the calendar year that the expense was incurred. The reimbursement shall be paid to you by Encore as soon as administratively practicable thereafter, but in no event shall reimbursements be paid later than the last day of the calendar year following the calendar year that the expense was incurred.

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7. RIGHTS AND OBLIGATIONS UPON TERMINATION RELATED TO A CHANGE IN CONTROL.

(i) Change in Control Payments. If Encore or the Employing Entity, within a period six months prior to or two years after the occurrence of a Change in Control, terminate your employment other than for Disability or Cause pursuant to Section 4(i) or 4(iii) hereof, or if you, within a period of two years after the occurrence of a Change in Control of Encore, terminate your employment for Good Reason as provided for in Section 4(iv) of this Agreement, then Encore shall cause to be paid or made available to you the following:

(A) Your full base salary through the Date of Termination at the rate in effect just prior thereto (not taking into account any reduction in your base salary that constitutes Good Reason for your termination), plus any earned vacation time, plus any benefits or awards (including both the cash and stock components) which pursuant to the terms of any plans have been earned or become payable, but which have not yet been paid to you, to be paid in the form of a lump sum payment within six days of the Date of Termination (provided that you shall have no right to designate the taxable year that the payments under this paragraph will be made), plus

(B) An amount equal to two (2) times the aggregate of your annual base salary plus the average of all bonus, profit sharing, and other incentive payments made by Encore or Employing Entity to you in respect of the two (2) calendar years preceding the Change in Control, to be paid within thirty (30) days following the Date of Termination (provided that you shall have no right to designate the taxable year that the payments under this paragraph will be made); plus

(C) Comparable benefits equal in value to each life, health, accident or disability benefit to which you were entitled (through insurance, direct reimbursement, or otherwise) immediately before the Date of Termination (not taking into account any reduction in such benefit that constitutes Good Reason for your termination). The value and comparability of the foregoing benefits shall be determined individually rather than in the aggregate, and shall-be compared after subtracting applicable income and employment taxes; provided that the right to reimbursement or in-kind benefits under this paragraph (C) shall not be subject to exchange for another benefit. Encore shall provide the benefits described in this subsection for a period terminating on two years after the

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Date of Termination. An election by you to terminate for Good Reason shall not be deemed a voluntary termination of employment by you for purposes of this Agreement or of any plan or practice of Encore. At the end of the period of coverage, you shall have the option to have assigned to you, at no cost and with no apportionment of prepaid premiums, any assignable insurance policy owned by Encore or the Employing Entity and relating specifically to you. With respect to all benefits under this paragraph (C) provided in the form of a reimbursement, you must provide the appropriate documentation in support of the expenses to Encore no later than November 15th of the calendar year following the calendar year that the expense was incurred. The reimbursement shall be paid to you by Encore as soon as administratively practicable thereafter, but in no event shall reimbursements be paid later than the last day of the calendar year following the calendar year that the expense was incurred. Notwithstanding anything to the contrary, to the extent required by Section 409A of the Code: (1) the amount of expenses eligible for reimbursement or to be provided as an in-kind benefit under this Agreement during the calendar year may not affect the expenses eligible for reimbursement or to be provided as an in-kind benefit in any other calendar year, and (2) the right to reimbursement or in-kind benefits under this Agreement shall not be subject to liquidation or exchange for another benefit.

(ii) Base Salary Defined. For purposes of this Agreement, the term “base salary” shall include any amounts deducted pursuant to Sections 125 and 401(k) of the Code. Amounts paid pursuant to this Section 7 shall be deemed severance pay and in lieu of any further salary for periods subsequent to the Date of Termination.

(iii) Restricted Stock. Notwithstanding the terms of any award agreement, upon the occurrence of a Change in Control of Encore, the forfeiture restrictions shall lapse with respect to all outstanding shares of restricted stock awarded to you pursuant to any stock incentive plans of Encore or your Employing Entity.

(iv) Other Rights. After the occurrence of a Change in Control of Encore, Encore shall continue to maintain in effect all charter and bylaw provisions and all contractual indemnities that afford to you rights to indemnification against liability as an officer, director or employee of Encore as were in effect immediately prior to the Change in Control, and shall continue to maintain directors and officers liability insurance coverages at least in the

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amounts and other terms as Encore maintained in effect immediately prior to the Change in Control for the remaining term of this Agreement.

(v) Tax Issues. To the extent that the payment provided for herein results in compensation income to you for federal or state income tax purposes, you shall pay to Encore or Employing Entity at the time of such event such amount of money as Encore or Employing Entity may require to meet its withholding obligation under applicable tax laws or regulations, if any, and, if you fail to do so, Encore or Employing Entity is authorized to withhold from any cash remuneration then or thereafter payable to you, any tax required to be withheld by reason of such resulting compensation income.

8. CONFIDENTIAL INFORMATION AND POST-EMPLOYMENT RESTRICTIONS.

(i) Confidential Information Defined. You acknowledge that Encore’s business is highly competitive; that Encore promises, by this offer, to give you immediate access to Confidential Information of Encore that is a valuable, special and unique asset used by Encore in its business; and that protection of such Confidential Information against unauthorized disclosure and use is of critical importance to Encore. “Confidential Information” of Encore (or any affiliate) means and includes confidential and/or proprietary information or trade secrets that has been or will be developed or used and that cannot be obtained readily by third parties from outside sources. Confidential Information includes, but is not limited to, the following: information regarding customers, employees, contractors and the industry not generally known to the public: strategies, methods, books, records and documents; technical information concerning products, equipment, services and processes; procurement procedures, pricing and pricing techniques; information concerning past, current and prospective customers, investors and business affiliates (such as contact name, service provided, pricing, type and amount of services used, financial data and/or other such information); pricing strategies and price curves; positions; plans or strategies for expansion or acquisitions; budgets; research; financial and sales data; trading methodologies and terms; communications information; evaluations, opinions and interpretations of information and data; marketing and merchandising techniques; electronic databases; models; specifications; computer programs; contracts; bids or proposals; technologies and methods; training methods and processes; organizational structure; personnel information; payments or rates paid to consultants or other service providers; and other such confidential or proprietary information. The term “Confidential Information” does not include any

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information that (a) at the time of disclosure or thereafter is generally available to and known to the public, other than by a breach of this Agreement, (b) was available to you on a nonconfidential basis from a source other than Encore (or any affiliate), or (c) was independently acquired or developed without violating any obligations of this Agreement.

(ii) Non-Disclosure Obligations. You will not, at any time during or after employment with Encore, make any unauthorized disclosure, directly or indirectly, of any Confidential Information of Encore, its affiliates, or of any third parties that you received in connection with your employment with Encore, or make any use thereof, directly or indirectly, except in working for Encore. You also agree that you shall deliver promptly to Encore at the termination of employment or at any other time at Encore’s request, without retaining any copies, all documents and other material in your possession relating, directly or indirectly, to any Confidential Information or other information of Encore, or Confidential Information or other information regarding third parties, learned as an employee at Encore.

(iii) Non-Competition Obligations. In order to protect the Confidential Information and in order to enforce Employee’s agreement not to disclose Confidential Information, Encore and you agree that, during the term of your employment with Encore, which may exceed the Term of this Agreement, and for twelve (12) months after the termination of your employment with Encore (“Non-Competition Period”), you will not, except as an employee of Encore, in any capacity for yourself or others, directly or indirectly:

(A) compete or engage, anywhere in the geographic area comprised of Harris, Fort Bend and Montgomery Counties in Texas, and the counties contiguous to Harris, Fort Bend and Montgomery Counties and any additional county in Texas in which Encore Bank may establish a branch office (collectively, the “Market Area”), in a financial planning or investment advisory business similar to that of Encore (the Market Area does not include additional counties in which Encore’s Successor has branch offices but Encore had no branch office prior to the succession);

(B) take any action to invest in, own, manage, operate, control, participate in, be employed or engaged by or be connected in any manner with any partnership, corporation or other business or entity engaging in a financial planning or investment advisory business similar to that of Encore anywhere within the Market Area; except that you are permitted to

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own, directly or indirectly, up to two percent (2%) of the issued and outstanding securities of any publicly traded financial institution conducting business in the Market Area;

(C) solicit competing business from customers or prospective customers of Encore if, within the twelve (12) months before your termination, you had or made contact with the customer, or had access to information and files about the customer; or

(D) solicit any employee of Encore whom you had contact, knowledge of, or association in the course of employment with Encore to terminate employment from Encore, and will not assist any other person or entity in such activities.

(iv) Non-Competition Period Reduced. If Encore or the Employing Entity, within a period six months prior to or two years after the occurrence of a Change in Control, terminates your employment other than for Disability or Cause pursuant to Section 4(i) or 4(iii) hereof, or terminates your employment not for Cause, unrelated to a Change in Control, as provided in Section 4(v) hereof, or if you terminate your employment for Good Reason as provided for in Section 4(iv) of this Agreement, the Non-Competition Period described above shall be reduced to the period of six (6) months after the termination of your employment with Encore.

(v) Injunctive Relief. You and Encore acknowledge and agree that breach of any of the covenants made by you in this Section 8 would cause irreparable injury to Encore, which could not sufficiently be remedied by monetary damages; and, therefore, that Encore shall be entitled to obtain such equitable relief as declaratory judgments; temporary, preliminary and permanent injunctions; and order of specific performance to enforce those covenants or to prohibit any act or omission that constitutes a breach thereof. If a party must bring suit to enforce this Agreement or to defend any such action, the prevailing party shall be entitled to recover its attorneys’ fees and costs related thereto.

(vi) Tolling. In the event that Encore shall file a lawsuit in any court of competent jurisdiction alleging a breach of any of the obligations under this section of Agreement, any time period you are in breach of the Agreement shall be deemed tolled as of the time such lawsuit is filed, and shall remain tolled until such dispute finally is resolved.

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9. SUCCESSOR’S BINDING AGREEMENT.

(i) Encore will, and you may, seek, by written request at least five business days prior to the time any Person becomes a Successor (as hereinafter defined), to have such Person, by agreement in form and substance satisfactory to you, expressly assume Encore’s obligations under this Agreement and acknowledge that the Successor is contractually bound to perform all of such obligations. Failure of such Person to furnish such assumption and acknowledgement by the later of (A) three business days prior to the time such Person becomes a Successor or (B) two business days after such person receives a written request to so assume and acknowledge shall constitute Good Reason for termination by you of your employment if a Change in Control of Encore occurs or has occurred. For purposes of this Agreement, “Successor” shall mean any Person that succeeds to, or has the practical ability to control (either immediately or with the passage of time), Encore’s business directly, by merger or consolidation, or indirectly, by purchase of Encore’s Voting Securities or otherwise.

(ii) This Agreement shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If you should die before all amounts that would still be payable to you hereunder if you had continued to live are paid, all such unpaid amounts, unless otherwise provided herein, shall he paid in accordance with the terms of this Agreement to your devisee, legatee, or other designee or, if there be no such designee, to your estate.

10. TAXES. All payments to be made to you under this Agreement will be subject to required withholding of applicable federal, state and local taxes.

11. SURVIVAL. The respective obligations of, and benefits afforded to Encore and you as provided in Section 8 of this Agreement shall survive termination of this Agreement.

12. NOTICES. Notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when delivered or mailed by certified or registered mail, return receipt requested, postage prepaid addressed to the respective addresses set forth on the first page of this Agreement or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt. All notices to Encore shall be directed to the attention of the Chief Executive Officer of Encore with a copy to Corporate Secretary of Encore.

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13. MISCELLANEOUS. No provision of this Agreement may be modified, waived or discharged except in writing specifically referring to such provision and signed by you and such officer as may be specifically designated by the Encore Board. No waiver at any time by either party hereto of the breach of any condition or provision of this Agreement, or of compliance by the other party with the same, shall be deemed a waiver of any other condition or provision at the same or at any other time. No agreement or representation still in effect, oral or otherwise, express or implied, with respect to the subject matter hereof has been made by either party other than those set forth expressly in this Agreement. Upon termination of your employment, in the event of any conflict between the terms of this Agreement and the terms of any other agreements between you and Encore, this Agreement shall be controlling. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Texas.

14. VALIDITY. The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect. This Agreement shall supersede any prior agreement between Encore and you that provides for similar benefits in the event of a Change in Control (the “Prior Agreement”), provided, however, that (i) if any provision of this Agreement is determined by a court or other competent authority to be invalid or unenforceable, the corresponding provision (if any) of the Prior Agreement shall automatically be reinstated as if it were a provision of this Agreement, and (ii) if this Agreement is determined by a court or other competent authority to be invalid or unenforceable, the Prior Agreement shall automatically be reinstated in its entirety.

15. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

16. SECTION 409A. To the extent that the terms of this Agreement would subject you to gross income inclusion, interest, or additional tax pursuant to Section 409A of the Code, those terms are automatically stricken and reformed either to be exempt from, or to comply with, Section 409A of the Code and the regulations issued thereunder. Notwithstanding any provision of this Agreement to the contrary, only to the extent that this Agreement is subject to the requirements of Section 409A of the Code and is not exempted from such requirements, if at the time of your termination of employment with Encore or the Employing Entity, you are a “specified employee” as defined in Section 409A of the Code, no payment or benefit that results from your termination of

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employment will be provided until the date which is six months after the date of your termination of employment (or, if earlier, your date of death). Payments to which you would otherwise be entitled during the six-month period described above will be accumulated and paid in a lump sum on the first day of the seventh month after the date of your termination of employment.

17. UNITED STATES TREASURY CAPITAL PURCHASE PROGRAM PAYMENT LIMITATIONS. Notwithstanding anything in this Agreement to the contrary, as a result of Encore’s participation in the Troubled Asset Relief Program Capital Purchase Program (“CPP”) of the U.S. Department of the Treasury (“Treasury”), any payments to you shall be limited to the extent required under Section 111(b) of the Emergency Economic Stabilization Act of 2008, as amended (“EESA”), as implemented by guidance or regulation thereunder applicable to Encore (the “CPP Guidance”) (collectively, the “CPP Requirements”). You agree and consent to such amendments or waivers to this Agreement that may be necessary to comply with the CPP Requirements.

For so long as Encore is subject to the CPP Requirements, the provisions of this Agreement are subject to and shall be, to the fullest extent possible, interpreted to be consistent with the CPP Requirements, which terms control over the terms of this Agreement in the event of any conflict between the CPP Requirements and this Agreement. This Section 17 shall be in effect only from the Effective Date of this Agreement until such time as Treasury no longer owns any debt or equity securities of Encore acquired pursuant to the CPP, except to the extent required by Section 111 of the EESA.

[Signature Page Follows]

If this letter correctly sets forth our agreements regarding your employment with Encore, kindly sign and return to Encore the enclosed copy of this letter which will then constitute our agreement on this subject, to be effective as of the date set forth herein.

Sincerely,

/S/ JAMES S. D’AGOSTINO, JR.
By:	James S. D’Agostino, Jr.
Chairman and Chief Executive
Officer

ACKNOWLEDGED AND AGREED.

/S/ J. HAROLD WILLIAMS
J. Harold Williams President and Chief Executive Officer Linscomb & Williams, Inc.

SCHEDULE A

2010 INCENTIVE COMPENSATION PLAN

LINSCOMB & WILLIAMS

Linscomb & Williams Goals & Objectives Should Influence All of our Activities

•	We desire to preserve existing business – through exemplary service to the client, prudent investment practice and a professional culture.

•	We desire to improve profitability of our existing book of business – through efficient administration that focuses on decreasing our cost of properly servicing clients.

•	We desire to perpetuate and preserve the value of the Linscomb & Williams brand – through enhancing within the financial community the standing of L&W as a provider of wealth management services.

•

We desire to increase assets under management – through effectively and professionally marketing our strengths to prospective clients as well as professional intermediaries who are in a position to refer business.

•	We desire to earn an attractive return on capital (ROC) to properly reward our shareholders who have invested in our business.

Conceptual Foundation

•	ALL employees of Linscomb & Williams should consider themselves to be in “marketing”.

•	ALL employees should keep the Company’s goals and objectives in view with an eye to helping us improve in all areas.

•	EVERY employee has an economic stake in the incentive compensation related to our company’s goals and objectives.

•	SPECIFIC employees are recognized to be assigned a marketing role as their primary job function. These employees have direct top-line incentive compensation designed to recognize this role.

•	ALL employees can earn incentive compensation for their accomplishments in helping the company become more efficient, thereby decreasing the cost of servicing our business.

•	ALL full-time employees can earn a year-end bonus if the company meets minimum thresholds in earning ROC for our shareholders. Higher ROC levels result in higher bonuses.

Guiding Principles Regarding Incentive Compensation – Linscomb & Williams Employees

Incentive Compensation Plan Award for non-marketing employees

•

All full-time L&W employees (other than full time marketing employees) will participate in the Incentive Compensation Plan Award at the end of the year, if they have been employed for the full calendar year. Employees in their first year of employment who have more than 6 months full-time employment can be included in the plan at the discretion of L&W management. The most important determinant of this award is the level of Incentive Compensation Net Income (“ICNI”) earned by L&W for the calendar year. ICNI is all revenues of L&W minus all ordinary and necessary business expenses except for non-cash charges related to amortization or write-off of goodwill and excluding the expense of actual incentive compensation. Ordinary and necessary business expenses are inclusive of non-cash charges for depreciation as well as payments of Top Line Commissions (described below).

•

At the end of the year, after all accounting adjustments by the outside auditors are finalized, ICNI will be calculated and the dollar amount will be determined to represent a Return on Capital (ROC). The level of this ROC will determine the bonus tier at which employee bonuses will be awarded. The 13 bonus tiers are as follows:

1.	ROC < 6.0%	Bonus Level 1 (no bonus)
2.	ROC >= 6.0% & < 7.3%	Bonus Level 2
3.	ROC >= 7.3% & < 8.6%	Bonus Level 3
4.	ROC >= 8.6% & < 9.8%	Bonus Level 4
5.	ROC >= 9.8% & < 11.1%	Bonus Level 5
6.	ROC >= 11.1% & < 12.4%	Bonus Level 6
7.	ROC >= 12.4% & < 13.6%	Bonus Level 7
8.	ROC >= 13.6% & < 14.9%	Bonus Level 8
9.	ROC >= 14.9% & < 16.2%	Bonus Level 9
10.	ROC >= 16.2% & < 17.5%	Bonus Level 10
11.	ROC >= 17.5% & < 18.7%	Bonus Level 11
12.	ROC >= 18.7% & < 20.0%	Bonus Level 12
13.	ROC >= 20.0%	Bonus Level 13

•

Each full-time employee (excluding full-time marketing employees) will have the opportunity to earn an Incentive Compensation Plan Award which represents a percentage of their annual base salary. Base salary is pre-tax salary before adjustments for 401k-plan deferrals, flex account deferrals, etc. Base salary does not include any direct Top Line Commissions. The percentage represents an increasing award as higher ROC levels are attained by L&W.

•	The schedule of various Incentive Compensation Plan Awards associated with attainment of increasing ROC levels is attached as an exhibit.

Top Line Commissions – Marketing Awards

•	Certain L&W employees are designated by Management as full time marketing employees, whose primary duties involve solicitation of clients for L&W.

•	These employees will be incentivized for these efforts through payment of a Top Line Commission in addition to their base salary.

•	The payment made to these employees will be a percentage of the Net Revenue billed by L&W as asset management fees to the clients solicited by the employee.

•

“Net Revenue” is the gross fees paid by the client to L&W (if they are calculated based on portfolio value), reduced by any portion of such fee payable to external solicitors, such as Schwab, Fidelity, or other such referral sources. Net Revenue is also reduced by any fee concessions agreed to by L&W with the client as a means of resolving service issues or disagreements. Net Revenue does not include financial planning fees or other project-oriented fees which are primarily based upon professional time expended.

•

The percentage award will be calculated and paid in cash quarterly, in arrears based on the attached schedule which is based on the time elapsed from the opening of the first asset management portfolio for the client household.

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This schedule of elapsed time is applicable to the client relationship, or household as opposed to individual accounts or assets. Therefore, any accounts or assets subsequently added within the same client household add to the revenue, but do not commence a new independent calculation of elapsed time. The principle applicable here is that marketing incentives recognize efforts made to establish a new relationship. As assets are added later in the relationship, these are considered to be more attributable to the efforts of employees servicing the relationship.

•

Marketing efforts will be claimed by full time marketing employees on a quarterly basis after reviewing all new relationships commenced by L&W. Any disputes among employees regarding credit for relationships will be resolved by L&W management, whose decision is final. Credit for relationships will be based upon the “tree does not branch” principle. Therefore, marketing employees are not entitled to claim incentives for a new client referred by a previous client solely based upon the fact that the previous client was credited to that employee. Active marketing efforts and participation with the referred client are required as a basis to claim marketing credit.

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These Top Line Commissions are paid on a “must be present to win” basis. They are payable only if employed on a full-time basis at the time the related billings are made to the client. The only exception to this is clients who are retired after the age of 65 with 15 years of service. In this case, top line commissions will continue to be paid post-retirement.

•	L&W employees whose primary duties do not consist of soliciting new clients are not entitled to claim Top Line Commissions designed as marketing awards.

Top Line Commissions – Financial Planning Fees

•	Certain full time employees of L&W are designated as full-time financial planning professionals.

•	The firm recognizes the critical importance of financial planning to acquire and maintain long-term client relationships and desires therefore to incentivize excellence in this area.

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Full-time financial planners will accrue a contingent quarterly commission calculated as a percentage of all financial planning hourly and/or project fees attributable to their work which were billed to clients during the current calendar year. Vesting and payment of this commission will be calculated quarterly based on the attached schedule. Any financial planning fees waived or written off as uncollectible by L&W will be charged back against the incentive payment in the quarter such adjustment is made.

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The Executive Vice President – Financial Planning will receive a quarterly commission calculated as a percentage of all financial planning hourly and/or project fees attributable to the work of the Financial Planning Department which were billed to clients during the previous calendar quarter. Any financial planning fees waived or written off as uncollectible by L&W will be charged back against the incentive payment in the quarter such adjustment is made.

Exhibit A

J. Harold Williams

L&W Incentive Compensation Schedule

ROC Level	Pct of Base Salary

1	00.0%

2	19.5%

3	23.2%

4	27.8%

5	33.4%

6	39.9%

7	47.3%

8	55.6%

9	64.8%

10	75.0%

11	86.1%

12	98.2%

13	112.1%

Annual bonus percentages on this schedule are the suggested award. Management reserves the discretion to adjust awards of individual employees to recognize individual efforts and contributions.

Awards will be paid 100% in cash for ROC levels 2-8. For levels 9-13, Management reserves the discretion to pay up to one-half of the amount by which the bonus award exceeds the bonus for ROC Level 8 in restricted stock of Encore Bancshares. The stock award, if any, will be vested ratably over four years. The cash portion of the award will be determined and paid following the end of the calendar year, generally around the end of the first calendar quarter. Restricted stock awards are generally finalized around July of the following calendar year.

Management reserves the right to make adjustments in the amounts and composition of cash and restricted stock as necessary to conform to governmental restrictions applicable to financial institutions in connection with TARP.